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                                                                   EXHIBIT 10.23

                             BUSINESS LOAN AGREEMENT

                  This Agreement dated as of May 12, 2003, is between Bank of America, N.A. (the "Bank") and Vans, Inc. (the "Borrower").

1.  LINE OF CREDIT AMOUNT AND TERMS

                  1.1  Line of Credit Amount.

                           (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) Twenty Million Dollars ($20,000,000.00) (the "Credit Limit") or (ii) the Borrowing Base (as defined below).

                           (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

                           (c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment.

                  1.2 Availability Period. The line of credit is available between the date of this Agreement and May 1, 2004, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

                  1.3  Borrowing Base.

                           (a) The Borrower's obligations to the Bank will be secured by Bank of America Certificate(s) of Deposit ("CD Collateral") having a tenor of approximately one month (or such longer periods as may be agreed by the Borrower and the Bank) pledged to the Bank pursuant to the terms of the Security Agreement (Deposit Accounts) between the Borrower and the Bank.

                           (b) The "Borrowing Base" means, as of any date of determination, 100% of the aggregate principal amount of the CD Collateral held by the Bank.

                           (c) Upon prior written notice ("Borrowing Base Notice Request") delivered to the Bank at least three (3) business days prior to the end of each month, the Borrower may request that the aggregate amount of the CD Collateral be reset to the amount designated by the Borrower in the Borrowing Base Notice Request, such request to take effect on the first business day of the next succeeding month ("Reset Date"). The Bank shall be under no obligation to approve such request unless (i) after giving effect to the Borrowing Base Notice Request, the outstanding principal balance of advances under the line of credit, plus the outstanding amounts of any letters of credit, including amounts

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         drawn on letters of credit and not yet reimbursed, will not exceed the
         Commitment, and (ii) no event of default hereunder has occurred. The Borrowing Base may be reset only once a month on the Reset Date.

                  1.4  Interest Rate.

                           (a) Unless the Borrower elects an optional interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate.

                           (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

                  1.5  Repayment Terms.

                           (a) The Borrower will pay accrued interest on May 1, 2003, and then on the first (1st) day of every month thereafter until payment in full of any principal outstanding under this line of credit.

                           (b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

                  1.6 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrower may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                           (a)      the LIBOR Rate (as described below) plus
                                    0.20 percentage point.

                  1.7  Letters of Credit.

                           (a)  This line of credit may be used for financing:

                                    (i)      commercial letters of credit with a
                  maximum maturity of 120 days but not to extend more than 120 days beyond the Expiration Date; provided that any commercial letters of credit having a maturity date beyond the Expiration Date must continue to be fully cash collateralized. Each commercial letter of credit will require drafts payable at sight.

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                                    (ii) standby letters of credit with a
                  maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date; provided that any standby letters of credit having a maturity beyond the Expiration Date must continue to be fully cash collateralized.

                                    (iii) subject to Section 1.1 (c), the amount
                  of letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Twenty Million Dollars ($20,000,000.00) for commercial letters of credit and Seven Million Five Hundred Thousand Dollars ($7,500,000.00) for standby letters of credit.

                                    (iv) there are outstanding letters of credit
                  as set forth on Exhibit A hereto. As of the date of this Agreement, these letters of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

                           (b)  The Borrower agrees:

                                    (i) any sum drawn under a letter of credit
                  may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount added to the principal amount outstanding under this Agreement will bear interest and be due as described elsewhere in this Agreement.

                                    (ii) if there is a default under this
                  Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

                                    (iii) the issuance of any letter of credit
                  and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                                    (iv) to sign the Bank's form Application and
                  Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                                    (v) to pay any issuance and/or other fees
                  that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

                                    (vi) to allow the Bank to automatically
                  charge its checking account for applicable fees, discounts, and other charges.

                                    (vii) to pay the Bank a non-refundable fee
                  equal to 1.0% per annum of the outstanding undrawn amount of each standby letter of credit, payable annually in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

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2.  OPTIONAL INTEREST RATES

                  2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than one month, then on the last day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

                  2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

                           (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three or six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                           (b) Each LIBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000).

                           (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                  LIBOR Rate = London Inter-Bank Offered Rate
                               ------------------------------
                                 (1.00 - Reserve Percentage)

         Where,

         (i) "London Inter-Bank Offered Rate" means the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or any successor page), the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

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         (ii)     "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                           (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                           (e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                                    (i)      Dollar deposits in the principal
                   amount, and for periods equal to the interest period, of a
                  LIBOR Rate Portion are not available in the London inter-bank market; or

                                    (ii)     the LIBOR Rate does not accurately
                   reflect the cost of a LIBOR Rate Portion.

                           (f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                           (g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.  EXPENSES

                  3.1 Reimbursement Costs. The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

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4.  DISBURSEMENTS, PAYMENTS AND COSTS

                  4.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means reasonably acceptable to the Bank.

                  4.2  Disbursements and Payments.

                           (a) Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States.

                           (b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

                  4.3  Telephone and Telefax Authorization.

                           (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

                           (b) Advances will be deposited in and repayments will be withdrawn from Borrower's account number 14564-02400, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

                           (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

                  4.4  Direct Debit.

                           (a) The Borrower agrees that interest will be deducted automatically on the due date from Borrower's account number 14564-02400 with the Bank.

                           (b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.
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                           (c) The Borrower will maintain sufficient funds in
         the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds on the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

                  4.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

                  4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

                  4.7 Default Rate. Upon the occurrence and during the continuation of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.  CONDITIONS

                  The Bank must receive the following items, in form and content reasonably acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

                  5.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

                  5.2 Governing Documents. If required by the Bank, a copy of the Borrower's organizational documents.

                  5.3 Security Agreement. Signed Security Agreement (Deposit Accounts) covering the CD Collateral.

                  5.4 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

                  5.5 Other Items. Any other items that the Bank reasonably requires.

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6.  REPRESENTATIONS AND WARRANTIES

                  When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

                  6.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

                  6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

                  6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as such enforceability may be limited by applicable bankruptcy laws, reorganization or insolvency laws or equitable principles affecting creditors' rights generally.

                  6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to so comply will not have a material adverse effect on the Borrower.

                  6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

                  6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.

                  6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or, to the knowledge of Borrower, threatened against the Borrower which, if lost, would materially impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

                  6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

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                  6.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

                  6.10 Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

                  6.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

                  6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

                  6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

                  6.14 Location of Borrower. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

7.  COVENANTS

                  The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

                  7.1 Use of Proceeds. To use the proceeds of the credit only for general corporate purposes and for the issuance of letters of credit.

                  7.2 Financial Information. To provide the following financial information and statements and such reasonable additional information as requested by the Bank from time to time:

                           (a) Within 90 days of the Borrower's fiscal year end, the Borrower's annual financial statement. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis. Instead of its annual financial statement, the Borrower may deliver to the Bank its Form 10-K Annual Report.

                           (b) Within 45 days of the period's end, the Borrower's quarterly financial statements. The financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis. Instead of its quarterly financial statements, the Borrower may deliver to the Bank its Form 10-Q Quarterly Reports.

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                           (c) Copies of the Borrower's Annual Report within 120
          days after fiscal year end.

                           (d) Copies of such additional financial statements and information as the Bank may reasonably require.

                  7.3 Notices to Bank. To promptly notify the Bank in writing of:

                           (a) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                           (b) any material adverse change in the Borrower's financial condition, operations, properties or prospects which could materially impair the Borrower's ability to repay the credit from sources other than the certificate of deposit pledged as collateral for the obligations of Borrower under this Agreement.

                           (c) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

                  7.4 Books and Records. To maintain adequate books and records.

                  7.5 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books of account and financial records at any reasonable time during normal business hours. If any of the Borrower's properties, books of account or financial records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agent to have access to perform inspections or audits and to respond to the Bank's request for information concerning such properties, books and records.

                  7.6 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

                  7.7 Preservation of Rights. To maintain and preserve all material rights, privileges, and franchises the Borrower now has, except as they may be modified in the ordinary course of the Borrower's business.

                  7.8 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

                  7.9 Insurance. To maintain insurance as is usual for the business it is in.

                  7.10 Additional Negative Covenants. Not to, without the Bank's written consent, which shall not be unreasonably withheld, conditioned or delayed:

                           (a) liquidate or dissolve the Borrower's business.

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                           (b) enter into any consolidation, merger or other
         combination, unless the Borrower is the surviving entity.

                           (c) voluntarily suspend its business for more than seven (7) days in any thirty (30) day period.

8.  DEFAULT

                  If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

                  8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

                  8.2 False Information. The Borrower has given the Bank false or misleading information or representations.

                  8.3 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 60 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

                  8.4 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's business, or the business is terminated.

                  8.5 Government Action. Any government authority takes enforcement action that the Bank reasonably believes materially adversely affects the Borrower's financial condition or ability to repay.

                  8.6 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else or which the Borrower has guaranteed in an amount greater than Five Million Dollars ($5,000,000), if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation, which default is not cured within thirty (30) days.

                  8.7 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

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                  8.8 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.

                  8.9 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank which failure is not cured within thirty (30) days.

9.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

                  9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

                  9.2 California Law. This Agreement is governed by California law.

                  9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. With the Borrower's prior written consent, the Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower, provided the purchaser specifically waives its rights in this paragraph to any personal property of the Borrower now or hereafter held in any safe deposit box owned or operated by purchaser.

                  9.4  Arbitration.

                           (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or
         (ii) any document related to this Agreement (collectively a "Claim").

                           (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                           (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

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                           (d) The arbitration shall be administered by JAMS and
         conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the County of Los Angeles, State of California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                           (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                           (f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                           (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrower and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                           (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                  9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

                  9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

                  9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                           (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

                           (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

                           (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

                  9.8 Indemnification. Except for any loss, liability, damages, judgments and costs ("Claims") caused directly or indirectly by the Bank, the Borrower will indemnify and hold the Bank harmless from any Claims of any kind brought by any third party relating to or arising directly or indirectly out of
(a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to reasonable attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately following receipt by the Borrower of notice from the Bank specifying in detail all such sums due.

                  9.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by certified first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, and (b) overnight courier shall be deemed delivered on the next business day.

                  9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

                  9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                                Vans, Inc.

By: /s/ Cynthia K. Goodfellow               By: /s/ Craig E. Gosselin
    -------------------------                   ------------------------
Typed Name: Cynthia K. Goodfellow           Typed Name: Craig E. Gosselin
Title: Vice President                       Title: Senior Vice President
                                                   and General Counsel

                                            By: ________________________________

                                            Typed Name:_________________________

                                            Title:______________________________

Address where notices to                    Address where notices to
the Bank are to be sent:                    the Borrower are to be sent:
675 Anton Boulevard, 2nd Floor              15700 Shoemaker Avenue
Costa Mesa, CA 92626                        Santa Fe Springs, CA 90670

                                    EXHIBIT A

                          OUTSTANDING LETTERS OF CREDIT

     LC #:              AMOUNT:            EXP/MAT:
---------------------------------------------------
00000001123774          18,960.91          04/21/03
---------------------------------------------------
00000001123808         265,238.28          04/21/03
---------------------------------------------------
00000001129397          18,388.15          05/21/03
---------------------------------------------------
00000001129487         148,620.35          06/21/03
---------------------------------------------------
00000001130373         174,453.20          04/21/03
---------------------------------------------------
00000001130374          89,868.60          07/21/03
---------------------------------------------------
00000001130404           7,086.00          05/21/03
---------------------------------------------------
00000001130412       1,405,541.98          05/21/03
---------------------------------------------------
00000001130413          18,340.88          05/21/03
---------------------------------------------------
00000001130416           1,141.44          04/30/03
---------------------------------------------------
00000001130417         913,567.98          06/20/03
---------------------------------------------------
00000001130418       3,244,942.44          06/20/03
---------------------------------------------------
00000001130419         164,816.28          06/20/03
---------------------------------------------------
00000001130557       1,258,568.42          06/20/03
---------------------------------------------------
00000001130558             439.80          04/30/03
---------------------------------------------------
00000001130559         434,843.12          06/20/03
---------------------------------------------------
00000001130576          23,089.00          06/21/03
---------------------------------------------------
00000001130577          17,144.50          06/21/03
---------------------------------------------------
00000001130578         150,726.00          06/21/03
---------------------------------------------------
00000001131844         705,056.00          06/20/03
---------------------------------------------------
00000001133202          30,964.50          05/05/03
---------------------------------------------------
00000003050227         295,000.00          07/16/03
---------------------------------------------------